Exhibit 2.1

AMENDMENT TO MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS AMENDMENT TO MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Amendment”), dated as of September 22, 2020 by and among Opes Acquisition Corp., a Delaware corporation (the “Purchaser”), BurgerFi International LLC, a Delaware limited liability company (“Company”), the members of the Company (the “Members”), and BurgerFi Holdings, LLC, a Delaware limited liability company, as the representative of the Members (the “Members’ Representative”), hereby amends that certain Membership Interest Purchase Agreement (the “MIPA”) between Purchase, Company, the Members and the Members’ Representative dated as of June 29, 2020 (the “Effective Date”), as follows:

1.      Definitions. All capitalized terms not defined herein shall have the meaning given to them in the Operating Agreement.

2.      Definition of JR Trust Entities.

(a)               Schedule 1.43 is hereby amended to delete all references to the following entities (the “Excluded Entities”):

(i)	BF NY 82, LLC
(ii)	BF Secaucus LLC
(iii)	BF Tallahassee, LLC
(iv)	BF Fort Myers, LLC
(v)	BF Naples Tamiami, LLC
(vi)	BF Naples Immokalee, LLC
(vii)	Restaurant Development Group, LLC

(b)               Schedule 1.43 is hereby amended to add BurgerFi IP, LLC (“BFIP”) and any other entity that owns intellectual property of the Company.

(c)               The Excluded Entities will not be considered JR Trust Entities and Mr. Rosatti shall not convey, assign, and transfer his rights, title, and interests in the Excluded Entities to Purchaser. Furthermore, to the extent that BFIP is owned by the Company prior to Closing, it is understood that Mr. Rosatti will not be required to further convey, assign, and transfer his rights, title, and interests to BFIP to Purchaser.

(d)               Section 4.36 is hereby amended and restated in its entirety as follows:

“The entities included on Schedule 1.43, along with the Excluded Entities, reflect all of the entities owned directly, indirectly or as a joint venture partner, by John Rosatti that are engaged in the Business and/or that own Intellectual Property of the Company (other than any Intellectual Property already owned by the Company).”

3.       Definition of Key Employees. Schedule 7.5 is hereby amended and restated as follows:

“1. President – Charles Guzzetta

2. Chief Operations Officer – Nick Raucci

3. Chief Financial Officer – Bryan McGuire

4. Chief Legal Officer – Ross Goldstein

5. Executive Vice President of Culinary & Procurement – Chef Paul Griffin”

4.            Intellectual Property Covenant.

(a)               Section 4.21(a) shall be amended and restated as follows:

“(a) Schedule 4.21 sets forth, as of the Effective Date, a true, correct, and complete list of all Intellectual Property Rights, specifying as to each, as applicable: (i) the nature of such Intellectual Property Right; (ii) the owner of such Intellectual Property Right; (iii) the jurisdictions by or in which such Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed; and (iv) all licenses, sublicenses and other agreements pursuant to which any Person is authorized to use such Intellectual Property Right.”

(b)               The third paragraph of Schedule 4.21 shall be amended and restated as follows:

“The trademarks reflected on the following pages, other than Service Mark Registration No.: 4,179,037 (7/24/12) which is owned by the Company, are owned by Restaurant Development Group, LLC (“RDG”), as of the Effective Date, and have been or will be licensed or assigned to BFIP, and (other than IP already owned by the Company) are all of the trademarks, service marks and intellectual property (collectively, the “IP”) used by the Company and franchisees.”

(c)               Section 10.2 shall be amended by adding the following clause:

“(m) The Company and RDG shall use commercially reasonable best efforts to transfer the IP to the new entity formed to hold the Company’s IP, BFIP.”

(d)               A new Section 10.4 shall be added as follows:

“10.4 Post-Closing Obligation of the Members and RDG. To the extent that the Company and RDG are unable, despite diligent efforts, to cause all of the IP to be transferred to BFIP at or prior to Closing, the Members and RDG agree that they shall (i) execute and deliver to Seller at Closing licenses (in form and substance acceptable to the Company) of any IP not yet transferred to BFIP (collectively, the “Remaining IP”), permitting the Company to use the Remaining IP until such time as the transfer of such Remaining IP is completed, and (ii) diligently pursue the transfer of the Remaining IP to the Company.”

(e)               Sections 1.19 and 2.3(a)(vi) shall be deleted; and Section 1.3 shall be amended to delete the words Consulting Agreement from the definition of Additional Agreements.

(f)                Article XI shall be amended to correct references to Article XII and Section 12 in such Article XI, making them refer, instead, to Article XI and Section 11, respectively as the case may be.

5.                  Miscellaneous. Except as hereby amended or as otherwise expressly set forth herein, the MIPA and all of the terms and provisions thereof shall remain in full force and effect. As amended by this Amendment, the MIPA is hereby ratified and remains in full force and effect in accordance with its terms. Wherever a conflict exists between this Amendment and the MIPA, the provisions of this Amendment shall control. This Amendment may be executed and delivered in counterparts, including by facsimile or electronic signature included in an Adobe PDF file, each of which shall be deemed an original and which together shall constitute one and the same instrument. This Amendment shall be governed by, interpreted under, and construed and enforced in accordance with laws of the State of Florida, without regard to conflict of laws principles.

[Remainder of this page intentionally left blank; signatures to follow]

The parties, with full power and authority, intending to be legally bound hereby, have executed this Amendment on the date first written above.

Purchaser:

OPES ACQUISITION CORP.

By:	/s/ Ophir Sternberg
Ophir Sternberg, Chairman

Company:

BurgerFi International, LLC, a Delaware limited liability company

By:	/s/ Kevin Cooper
Kevin Cooper, Manager

Members:

BurgerFi Holdings, LLC

By:	/s/ Kevin Cooper
Kevin Cooper, Manager

Andrea Jane Acker Revocable Trust U/A dated April 25, 2008

By:	/s/ Andrea Acker
Andrea Acker, Trustee

Members’ Representative:

BurgerFi Holdings, LLC

By:	/s/ Kevin Cooper
Kevin Cooper, Manager

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